Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Pebblebrook Hotel Trust:

We consent to the use of our reports dated February 22, 2016, with respect to the consolidated balance sheets of Pebblebrook Hotel Trust as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2015, the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated herein by reference.

/s/ KPMG LLP

McLean, Virginia

October 31, 2016